EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements of Form S-8 (Nos. 333-121728 and 333-155642) and the Registration Statements on Form S-3 (Nos. 333-115293, 333-118054, 333-124400, 333-129689, 333-134222, 333-136576, 333-145342, 333-150071, 333-151161, 333-158288, 333-162341, 333-166166 and 333-171121 ) of Star Scientific, Inc. of our report dated March 16, 2011 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.
/s/ Cherry, Bekaert & Holland, L.L.P.
Richmond, Virginia
March 16, 2011